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                                                                     EXHIBIT 8.2

April 30, 1999

Paradise Electronics, Inc.
1999 Concourse Drive
San Jose, CA 95131

Dear Ladies and Gentlemen:

     This opinion is being delivered to you in connection with the Form S-4 Registration Statement (the "Registration Statement") filed pursuant to the Agreement and Plan of Reorganization dated as of January 22, 1999 (the "Agreement") by and among Genesis Microchip Inc., a Nova Scotia company ("Genesis"), Rainbow Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Genesis ("Merger Sub") and Paradise Electronics, Inc., a Delaware corporation ("Paradise").

     Except as otherwise provided, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

     We have acted as counsel to Paradise in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in, the following documents (including all exhibits and schedules attached thereto):

          (a) the Agreement and the Registration Statement filed with the Securities and Exchange Commission on April 30, 1999;

          (b) those certain tax representation letters delivered to us by Genesis, Merger Sub and Paradise containing certain representations of Genesis, Merger Sub and Paradise (the "Tax Representation Letters"), attached hereto as Attachments A and B; and

          (c) such other instruments and documents related to the formation, organization and operation of Genesis, Merger Sub and Paradise and related to the consummation of the Merger and the other transactions contemplated by the Agreement as we have deemed necessary or appropriate.

     In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

          1. Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and that all such documents have been (or will be by the Effective Time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

          2. All representations, warranties and statements made or agreed to by Genesis, Merger Sub and Paradise, their managements, employees, officers, directors and stockholders in connection with the Merger, including, but not limited to, those set forth in the Agreement (including the exhibits thereto) and the Tax Representation Letters are true and accurate at all relevant times;

          3. All covenants contained in the Agreement (including exhibits thereto) and the Tax Representation Letters are performed without waiver or breach of any material provision thereof;

          4. The Merger will be reported by Genesis and Paradise on their respective federal income tax returns in a manner consistent with the opinion set forth below;

          5. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification; and
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Paradise Electronics, Inc.
April 30, 1999
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          6. The opinion, dated April 23, 1999, rendered by Wilson Sonsini
     Goodrich & Rosati to Genesis with respect to certain tax consequences of the Merger as a reorganization within the meaning of Section 368(a)(1) of the Code has been delivered and has not been withdrawn.

     Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that, for United States federal income tax purposes, the Merger will be a reorganization within the meaning of Section 368(a)(1) of the Code.

     In addition, the disclosure entitled "The Merger and Related
Transactions -- Material Tax Considerations" in the Joint Proxy Statement/Prospectus constituting a part of the Registration Statement, insofar as it relates to the statements of U.S. law and U.S. federal legal conclusions, constitutes our opinion as to the material United States federal income tax consequences of the Merger to stockholders of Paradise. Notwithstanding the above, we have not reviewed and have no opinion regarding the discussion of (i) the Canadian tax consequences of the Merger or of holding Genesis common shares; and (ii) whether Genesis is a passive foreign investment company for U.S. federal income tax purposes.

     This opinion does not address the various state, local or foreign tax consequences that may result from the Merger or the other transactions contemplated by the Agreement. In addition, no opinion is expressed as to any federal income tax consequence of the Merger or the other transactions contemplated by the Agreement except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein. Moreover, no opinion is expressed as to the federal income tax treatment that may be relevant to a particular investor in light of personal circumstances or to certain types of investors subject to special treatment under the federal income tax laws (for example, life insurance companies, dealers in securities, taxpayers subject to the alternative minimum tax, banks, tax-exempt organizations, non-United States persons, and stockholders who acquired their shares of Paradise capital stock pursuant to the exercise of options or otherwise as compensation, who hold their Paradise capital stock as part of a straddle or risk reduction transaction or who do not hold their Paradise capital stock as capital assets).

     No opinion is expressed as to any transaction other than the Merger as described in the Agreement, or as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Agreement are not consummated in accordance with the terms of the Agreement and without waiver of any material provision thereof. To the extent that any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

     This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.
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Paradise Electronics, Inc.
April 30, 1999
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     This opinion is being delivered for the purpose of being included as an exhibit to the Registration Statement. We consent to the reference to our firm in the Proxy Statement included in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

                                          Sincerely,

                                          COOLEY GODWARD LLP

                                          /s/ WEBB B. MORROW III

                                          --------------------------------------
                                          Webb B. Morrow III

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